UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 27, 2014

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	1-6370	59-0914138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 S.W. 145 Avenue, Miramar, Florida	33027
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(954) 364-6900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events.

          Elizabeth Arden, Inc. (the "Company") intends to seek amendments to its $300 million revolving bank credit facility (the "revolving credit facility") to extend the maturity of the revolving credit facility through the date which is five years from the closing date of such amendment, amend certain covenants to facilitate the incurrence of additional permitted indebtedness, decrease the interest rate on outstanding borrowings and decrease the unused commitment fees.  The Company also intends to seek an amendment to its $30 million second lien facility (the "second lien facility") to increase the available borrowings thereunder from $30 million to $40 million and extend its maturity through the date which is three years from the closing date of such amendment.  The proposed amendments would require the consent of the requisite lenders thereunder.  There is no assurance that the Company will receive such consents, or as to the timing thereof, or that the proposed amendments will not be modified in connection with seeking such consents.

          As of December 31, 2013, the Company had $98.0 million of indebtedness and approximately $3.2 million in letters of credit outstanding under its revolving credit facility and $123.7 million was available for borrowing thereunder. As of December 31, 2013, no amounts were outstanding under the Company's second lien facility and $30.0 million was available for borrowing thereunder.

        In addition, on January 27, 2014, the Company issued a press release to announce that, subject to market and other conditions, it plans to offer $100,000,000 aggregate principal amount of Senior Notes due 2021. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Exhibit

99.1	Press release of Elizabeth Arden, Inc., dated as of January 27, 2014.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELIZABETH ARDEN, INC.

Date: January 27, 2014	/s/ Marcey Becker

Marcey Becker Senior Vice President Finance and Corporate Development